Exhibit 99.2

FORM OF LETTER TO CLIENTS

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO STOCKHOLDERS
OF FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

[•] [•], 2011

To Our Clients:

Enclosed for your consideration are a prospectus, dated [•] [•], 2011 (the “Prospectus”), and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by First Federal Bancshares of Arkansas, Inc. (the “Company”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, March 23, 2011 (the “Record Date”), after taking into account the 1-for-5 reverse stock split that occurred on [•] [•], 2011. The Rights Offering, Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of up to 2,908,071 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [•] [•], 2011, unless extended by the Company (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned on the Record Date. Each Right will allow you to subscribe for three (3) shares of Common Stock (the “Basic Subscription Right”) at the cash price of $3.00 per full share (the “Subscription Price”). For example, if a Rights holder owned 100 shares of Common Stock as of the Record Date, you would receive 100 Rights, which would entitle the Rights holder to purchase 300 shares of Common Stock for the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an oversubscription privilege (the “Oversubscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our other stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and allocation of such shares, and provided that no Rights holder may thereby acquire, together with its affiliates, beneficial ownership of 4.9% or more of the shares of our outstanding Common Stock. If, however, oversubscription requests exceed the number of Unsubscribed Shares, we will allocate the Unsubscribed Shares pro rata among the stockholders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock owned by such stockholder as of 5:00 p.m., Eastern Time, on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Oversubscription Privilege.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Right and Oversubscription Privilege. Because the Company will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares purchased pursuant to the your Oversubscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock desired by you, assuming that no stockholders other than you have purchased any shares of Common Stock pursuant to their Basic Subscription Right.  The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Oversubscription Privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy Rights holder’s exercise of the Oversubscription Privilege if all of the stockholders exercise their Basic Subscription Rights in full, and we will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights. See “Terms of the Offering —Oversubscription Privilege” in the Prospectus for more information on how the Unsubscribed Shares will be allocated.

•                  To the extent the aggregate Subscription Price of the actual number of shares allocated to you pursuant to the Oversubscription Privilege is less than the amount you actually paid to the Subscription Agent, the excess subscription payments will be returned to you by the Subscription Agent as soon as practicable, without interest or penalty, following the closing of this Rights Offering.

•                  To the extent the amount you actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the shares allocated to you pursuant to the Oversubscription Privilege, you will receive only the number of shares for which you actually paid.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and all related documents carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your payment and Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering.  Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form.  Once you have exercised the Basic Subscription Right or the Oversubscription Privilege, such exercise may not be revoked.

Please contact the Investor Relations Department of Registrar and Transfer Company, the Subscription Agent, by calling (800) 368-5948 (toll free) or via e-mail at info@rtco.com.com if you have any inquiries or require assistance concerning the Rights Offering.

Very truly yours,
[•]